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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                              THE OILGEAR COMPANY
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                              (Name of Issuer)

                         Common Stock, $1.00 Par Value
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                       (Title of Class of Securities)

                                  678042 10 2
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                                 (CUSIP Number)

                               December 31, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [x]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 678042 10 2                 13G                     PAGE _ OF _ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

         David A. Zuege
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States of America
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    Number of
                           5       Sole Voting Power

     Shares                        111,284
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        111,284
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                   111,284
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                                   5.7%
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 12     Type of Reporting Person (See Instructions)
                                   IN
--------------------------------------------------------------------------------


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                                  SCHEDULE 13G
                                 DAVID A. ZUEGE
                               THE OILGEAR COMPANY

ITEM 1.

         (a)      NAME OF ISSUER:

                  The Oilgear Company

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2300 South 51st Street
                  P.O. Box 343924
                  Milwaukee, WI  53234-3924


ITEM 2.

         (a)      NAME OF PERSON FILING:

                  David A. Zuege

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o The Oilgear Company
                  2300 South 51st Street
                  P.O. Box 343924
                  Milwaukee, WI  53234-3924

         (c)      CITIZENSHIP:

                  United States of America

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, $1.00 par value

         (e)      CUSIP NO.:

                  678042 10 2



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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                  240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT
                      (15 U.S.C. 78O).

         (b)      [ ] BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT
                      (15 U.S.C. 78C).

         (c)      [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                      ACT (15 U.S.C. 78C).

         (d)      [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-8).

         (e)      [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION
                      240.13D-1(b)(1)(ii)(E).

         (f)      [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                      WITH SECTION 240.13d-1(b)(1)(ii)(F).

         (g)      [ ] A PARENT HOLDING COMPANY OR CONTROL PLAN, IN ACCORDANCE
                      WITH SECTION 240.13d-1(b)(1)(ii)(G).

         (h)      [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE
                      FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).

         (i)      [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                      INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-3)

         (j)      [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(b)(1)(ii)(J).

         Not Applicable.


ITEM 4.           OWNERSHIP (AT APRIL 5, 2002).

         (a)      AMOUNT BENEFICIALLY OWNED:

                  111,284 shares

         (b)      PERCENT OF CLASS:

                  5.7% (based upon 1,937,886 shares of Common Stock outstanding at April 5, 2002 and exercisable options for 12,048 additional shares).

                                      -4-
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         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                                    111,284 shares (includes options to purchase
                                    12,048 shares exercisable currently or
                                    within 60 days after April 5, 2002, 63,111 shares allocated to the account of the undersigned in The Oilgear Savings Plus Plan (401(k) plan) and 9,612 shares allocated to the account of the undersigned in The Oilgear Company Stock Retirement Plan).

                     (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                                    0 shares

                    (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    111,284 shares (includes options to purchase
                                    12,048 shares exercisable currently or
                                    within 60 days after April 5, 2002, 63,111 shares allocated to the account of the undersigned in The Oilgear Savings Plus Plan (401(k) plan) and 9,612 shares allocated to the account of the undersigned in The Oilgear Company Stock Retirement Plan).

                     (iv)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

                                    0 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

                  ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.



                                     - 5 -
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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not Applicable.























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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  April 5, 2002



                                        /s/ David A. Zuege
                                        ----------------------------------------
                                                   David A. Zuege










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